                                                                   EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement Nos. 333-65102 and 333-65102-01 of Cox Communications, Inc. (the "Company") on Form S-3 of our report dated March 14, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph related to the Company's change in its method of accounting for derivative instruments and hedging activities to conform with Statement of Financial Accounting Standards No. 133, as amended) appearing in the Company's Amended Annual Report on Form 10-K/A for the year ended December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Atlanta, Georgia
December 20, 2002